October 14, 1996

The American Funds Tax-Exempt Series II -
The Tax-Exempt Fund of California
333 South Hope Street
Los Angeles, CA  90071

     Re:  Issuance and Sale of 3,455,848 Shares of
          The American Funds Tax-Exempt Series II -
          The Tax-Exempt Fund of California

Ladies and Gentlemen:

     The American Funds Tax-Exempt Series II (the "Fund") has requested my opinion in connection with the issuance and sale by the Fund of 3,455,848 shares of beneficial interest of the Fund (the "Shares") during the period September 1, 1995 through August 31, 1996 inclusive ("Fiscal 1996"). I understand that a copy of this opinion will be provided to the Securities and Exchange Commission pursuant to Rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

     I have examined documents relating to the organization of the Fund and the authorization and issuance of shares of the Fund. I have also examined a certificate of the Treasurer of the Fund, dated October 11, 1996, relating to the number of shares of the Fund sold by the Fund during Fiscal 1996.

     Based upon and subject to the foregoing, I am of the opinion that:

     The issuance and sale of the Shares by the Fund has been duly and validly authorized by all appropriate corporate action and, assuming delivery by sale or in accord with the Fund's dividend reinvestment plan in accordance with the description set forth in the Fund's current prospectuses under the Securities Act of 1933, the Shares have been duly authorized and are legally issued, fully paid, and non-assessable.

     I consent to the submission of a copy of this opinion to the Securities and Exchange Commission in connection with the filing of the Fund's Rule 24f-2 Notice for fiscal 1996, as contemplated in rule 24f-2(b)(1) under the Investment Company Act of 1940, as amended.

     The opinion given above is subject to the condition that the Fund shall have complied with the provision of any applicable laws, regulations and permits of any state or foreign country in which any of the Shares were sold or were issued in accord with the Fund's dividend reinvestment plan.

          Very truly yours,

          Kenneth R. Gorvetzian
KRG:jfw